UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 21, 2014

YRC Worldwide Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12255	48-0948788
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10990 Roe Avenue

Overland Park, Kansas 66211

(Address of principal executive office)(Zip Code)

(913) 696-6100

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 21, 2014, Michelle A. Friel, Executive Vice President and General Counsel of YRC Worldwide Inc. (the “Company”), notified the Company of her intention to resign from YRC Worldwide Inc. (the “Company”). On her separation date, Ms. Friel will resign as Executive Vice President and General Counsel of the Company (and any director or officer positions in the Company and any subsidiary of the Company, as well as from her role as a fiduciary of any benefit plan of the Company). Ms. Friel will separate from the Company on or before January 2, 2015 (the “Separation Date”), subject to certain notification provisions set forth in the separation agreement between Ms. Friel and the Company, entered into on November 21, 2014 (the “Separation Agreement”). Subject to, among other things, Ms. Friel’s execution of a general release and compliance with certain restrictive covenants in her Employment Agreement with the Company, dated as of January 9, 2012 and amended October 30, 2012, Ms. Friel will be entitled to receive continued monthly payment of her base salary for the eighteen (18) month period beginning on the 60th day following the Separation Date. In connection with Ms. Friel’s resignation, the Compensation Committee of the Company’s Board of Directors has agreed to cause Ms. Friel’s 52,757 unvested shares of restricted stock of the Company to fully vest as of the date the general release becomes irrevocable.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

YRC WORLDWIDE INC.

By:	/s/ Stephanie D. Fisher
Stephanie D. Fisher
Vice President and Controller

Date: November 26, 2014

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